Ex. 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
WITH SILVERLEAF RESORTS, INC.

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made between SILVERLEAF RESORTS, INC., a Texas corporation ("Silverleaf"), and THOMAS J. MORRIS (the "Employee").

R E C I T A L S:

A.	Employee is a key executive officer and employee of Silverleaf;

B.	Silverleaf and Employee entered into an Employment Agreement effective as of January 1, 2007 (the "Employment Agreement");

C.	Effective March 4, 2008, the Compensation Committee of the Board of Directors approved an increase in the base salary paid to Employee; and

D.	Silverleaf and Employee desire to amend and restate the Employment Agreement to reflect the increase in base salary paid to Employee.

NOW, THEREFORE, in consideration of the premises and terms hereinafter set forth, the parties agree as follows:

A G R E E M E N T:

Section 1.              Employment.  Employee's employment with Silverleaf as Executive Vice President – Capital Markets and Strategic Planning is hereby continued, effective as of the Effective Date and continuing through December 31, 2009 (the "Term"), unless sooner terminated pursuant to the termination provisions of this Agreement.  Employee may not engage in other employment while he or she is in the employ of Silverleaf pursuant to this Agreement.

Section 2.              Duties.  Employee agrees to devote such time, attention and energies as are necessary to fulfill his or her duties as reasonably specified by the Board of Directors of Silverleaf from time to time for an employee of Employee's position.  Employee further agrees that he or she will promote the best interests and welfare of Silverleaf and shall perform any and all duties to the best of his or her abilities.  The Employee shall:

(a)            Non-Competition:  Not render to others, during his or her employment with Silverleaf, service of any kind for compensation or promote, participate or engage in any other business activity which would conflict or interfere with the performance of his or her duties or loyalty under this Agreement, including, but not limited to, participating in the promotion or sale of products or services for a competitor of Silverleaf or otherwise engage in business with such competitor;

(b)            Regulatory Laws:  Abide by all applicable statutes, rules and regulations of each State in which services may be rendered; and

(c)            Silverleaf Rules:  Abide by all rules, regulations and policies issued by Silverleaf, which are pertinent to Employee's duties and obligations.

Section 3.               Compensation.  As compensation for the services rendered pursuant to this Agreement:

(a)            Base Compensation:  Silverleaf shall pay Employee base compensation computed at the annual rate of Three Hundred, Twenty-Five Thousand and No/100 Dollars ($325,000.00) payable in semi-monthly payments on the 15th day and the last day of each month.

(b)            Incentive Compensation:  Employee shall be entitled to participate in any bonus, incentive, stock option or other compensation plans of Silverleaf only to the extent the Board of Directors of Silverleaf may deem appropriate from time to time.

(c)            Fringe Benefits:  Silverleaf shall provide Employee health and life insurance under its group plans as they may exist from time to time.  The cost of any coverage of any of the Employee's family members under Silverleaf's group plans shall be paid by the Employee.  The Employee shall also be entitled to such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of Silverleaf from time to time for its executive personnel.

Section 4.              Termination Payments. If Employee's employment with Silverleaf is terminated prior to a Change of Control, the payment to Employee of all compensation earned to the date of termination (the "Earned Compensation") shall be in full satisfaction of all of Employee's claims against Silverleaf under this Agreement and Employee shall be entitled to no other termination pay.  If Employee's employment is terminated after a Change of Control and during the Term or any extended Term of this Agreement, then the following provisions shall apply:

(a)            Good Cause or Voluntary Termination:  If Silverleaf terminates Employee's employment for Good Cause, or if Employee voluntarily terminates Employee's employment other than for Good Reason, then Employee shall be entitled to the Earned Compensation only.

(b)            No Good Cause or Good Reason:  If Silverleaf terminates Employee's employment other than for Good Cause, or if Employee terminates Employee's employment for Good Reason, then Employee shall be entitled to the Earned Compensation and to Severance Pay.  For this purpose, Severance Pay means an amount of compensation equal to two (2) times the sum of the total cash compensation received by the Employee for the immediately preceding calendar year, including but not limited to any base compensation, commissions, bonuses, and similar cash items, but exclusive of any fringe benefits, vehicle usage and similar non-cash items.  The Severance Pay shall be payable in a lump sum within thirty (30) days after the termination of employment.  As a condition precedent to the payment of the Severance Pay, Employee agrees to execute and deliver to Silverleaf a general release of Silverleaf and its affiliates from any and all other claims that Employee might have against Silverleaf and its affiliates, the form of which will be provided by Silverleaf.

(c)            Death or Incapacity:  If Employee's employment is terminated because of Employee's death, or Employee's incapacity and inability to perform Employee's duties hereunder due to Employee's physical or mental illness, then Employee shall be entitled to the Earned Compensation only.

Section 5.               Termination Payment Definitions.  For purposes of Section 4, the following definitions shall apply:

(a)            Change of Control:  "Change of Control" shall mean the occurrence of any of the following events after the Effective Date:

[1]            Individuals who, on the Effective Date, constitute the Board of Directors (the "Board") of Silverleaf (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Silverleaf in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Silverleaf as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

[2]            The consummation of any sale, transfer or other disposition of all or substantially all of the assets of the business of Silverleaf through one transaction or a series of related transactions to one or more persons or entities;

[3]           Any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14 (d)(2) of the Exchange Act), other than Robert E. Mead, is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Silverleaf representing more than 50% of the combined voting power of Silverleaf's then outstanding securities eligible to vote for the election of the Board;

[4]           The consummation of a merger, consolidation, reorganization, statutory share exchange or similar form of corporate transaction involving Silverleaf or any of its subsidiaries that requires the approval of Silverleaf's stockholders, whether for such transaction or the issuance of securities in the transaction; or

[5]           The stockholders of Silverleaf approve a plan of complete liquidation or dissolution.

(b)            Good Cause:  "Good Cause" shall be deemed to exist if Employee:

[1]           Willfully breaches or habitually neglects the duties that the Employee is required to perform under the terms of this Agreement;

[2]           Willfully violates reasonable and substantial rules, regulations or policies governing employee performance;

[3]           Willfully refuses to obey reasonable orders in a manner that amounts to insubordination; or

[4]           Willfully commits clearly dishonest acts toward Silverleaf.

For such purposes, no act or failure to act by Employee shall be considered "willful" unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee's action or omission was in the best interests of Silverleaf or its affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Silverleaf shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Silverleaf.  Good Cause shall also not exist pursuant to clause [1], [2] or [3], unless Employee has failed to correct the activity alleged to constitute Good Cause within thirty (30) days following written notice from Silverleaf of such activity, which notice shall specifically set forth the nature of such activity and the corrective action reasonably sought by Silverleaf.  Notwithstanding the foregoing, the termination of the Employee's employment for Good Cause shall be pursuant to the action of the Board, taken in conformity with the By-laws of Silverleaf.

(c)            Good Reason:  "Good Reason" shall mean the occurrence of any of the following events after a Change of Control:

[1]           The failure by Silverleaf to pay Employee the compensation and benefits due Employee under Section 3;

[2]           A material diminution in Employee's responsibilities or authority, or a diminution of Employee's title;

[3]           Employee is required to relocate for purposes of Employee's employment with Silverleaf;

[4]           Any material breach of this Agreement by Silverleaf; or

[5]           The failure of any successor to all or substantially all of the business and/or assets of Silverleaf to assume this Agreement.

Provided, however, Employee must give written notice to Silverleaf of the event constituting Good Reason within thirty (30) days of Employee's knowledge of the event, or such event shall not constitute Good Reason.  Provided, further, Good Reason shall not be deemed to exist unless Silverleaf fails to cure the event giving rise to Good Reason within thirty (30) days after receipt of the written notice from Employee.

Section 6.               Confidentiality.

(a)            Nondisclosure and Nonuse:  Employee acknowledges that during his or her employment with Silverleaf, he or she may have access to and become acquainted with Silverleaf Confidential Information, as defined below.  Except as Employee's duties during his or her employment with Silverleaf may require or Silverleaf may otherwise consent in writing, Employee agrees that he or she shall not at any time disclose or use, directly or indirectly, either during or subsequent to his or her employment with Silverleaf, any Silverleaf Confidential Information.

(b)            Confidential Information:  For purposes of the foregoing provisions, "Silverleaf Confidential Information" shall mean (1) any and all confidential and proprietary business information and trade secrets concerning the business and affairs of Silverleaf and its affiliates, including but not limited to all marketing, sales and lead generation techniques, know-how and studies, timeshare member lists, other customer and lead lists, current and anticipated customer requirements, price lists, business plans, training programs, computer software and programs, and computer software and data-base technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (2) any and all information concerning the business and affairs of Silverleaf and its affiliates (including but not limited to their historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), and (3) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Silverleaf and its affiliates containing or based, in whole or in part, on any information included in the foregoing.

Section 7.               Non-Interference.  Employee further agrees that during his or her employment and for a period of two (2) years after the effective date of any Termination, Employee shall not, either on his or her own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation:  (1) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during his or her employment has been or is a customer or in the habit of dealing with Silverleaf or its affiliates in their business if it would adversely affect Silverleaf's business, (2) endeavor, directly or indirectly, to canvas or solicit in competition with Silverleaf or its affiliates or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during this or her employment has been or is a supplier of goods or services to Silverleaf or its affiliates if it would adversely affect Silverleaf's business, or (3) directly or indirectly solicit or attempt to solicit away from Silverleaf or its affiliates any of its officers, employees or independent contractors or offer employment or business to any person who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer, employee or independent contractor of Silverleaf or its affiliates.

Section 8.               Noncompetition.   If the Employee's employment is terminated after a Change of Control and during the Term or any extended Term of this Agreement:

(a)            Covenant:  Employee covenants and agrees that he or she shall not, for a period of two (2) years after the effective date of the Termination, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit his or her name to be used by or engage in or carry on, directly or indirectly, either for himself or herself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity, any business in competition with the business of Silverleaf or its affiliates, as carried on by Silverleaf or its affiliates immediately prior to the effective date of the Termination, but only for as long as such business is carried on by (1) Silverleaf or its affiliates or (2) any person, corporation, partnership, trust or other organization or entity deriving title from Silverleaf or its affiliates to the assets and goodwill of the business being carried on by Silverleaf or its affiliates immediately prior to the effective date of the Termination, in any county of any state of the United States in which Silverleaf or its affiliates conducts such business or markets the products of such business immediately prior to the effective date of the Termination.

(b)            Tolling.  If Employee violates any covenant contained in this Section, then the term of such violated covenant shall be tolled for the period commencing on the commencement of such violation and ending upon the earlier of (1) such time as such violation shall be cured by Employee to the reasonable satisfaction of Silverleaf, (2) final adjudication (including appeals) of any action filed for injunctive relief or damages arising out of such violation, and (3) the expiration of 24 months after Termination during which no violation of the covenant has occurred.

(c)            Reformation.  If, in any judicial proceeding, the court shall refuse to enforce any covenant contained in this Section because the time limit is too long, it is expressly understood and agreed between Silverleaf and Employee that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenant.  If, in any judicial proceeding, the court shall refuse to enforce any covenant contained in this Section because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Silverleaf and/or its affiliates, it is expressly understood and agreed between Silverleaf and Employee that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenant.

Section 9.              Injunctive Relief.   Employee acknowledges that a breach of Sections 6, 7, or 8 hereof would cause irreparable damage to Silverleaf and/or its affiliates, and in the event of Employee's breach of the provisions of Sections 6, 7 or 8 hereof, Silverleaf shall be entitled to a temporary restraining order and an injunction restraining Employee from breaching such Sections without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Employee.  Nothing shall be construed as prohibiting Silverleaf from pursuing any other available remedies for such breach, including the recovery of damages from Employee.  Employee acknowledges that the restrictions set forth in Sections 6, 7 and 8 hereof are reasonable in scope and duration, given the nature of the business of Silverleaf and its affiliates.  Employee agrees that issuance of an injunction restraining Employee from breaching such Sections in accordance with their terms will not pose an unreasonable restriction on Employee's ability to obtain employment or other work following the effective date of any Termination.

Section 10.            Employee Investments.  Anything to the contrary herein notwithstanding, Employee:  (1) shall not be prohibited from investing his or her assets in such form or such manner as will not, in the aggregate, detract from the performance by Employee of his or her duties hereunder and will not violate the provisions of Sections 6, 7 or 8 hereof; and (2) shall not be prohibited from purchasing stock in any publicly traded company solely as a stockholder so long as Employee does not own (together or separately or through his or her affiliates) more than two percent (2%) of the stock in any company, other than Silverleaf, which is engaged in the timeshare business.

Section 11.            Employee's Representations.  Employee represents and warrants that he or she is free to enter into and perform each of the terms and conditions hereof, and that his or her execution and performance of this Agreement does not and will not violate or breach any other Agreement between Employee and any other person or entity.

Section 12.            Termination.   Employee's employment shall terminate upon the expiration of the Term of this Agreement, or prior thereto: (1) upon written notice by either party, at any time and for any or no reason whatsoever, at least thirty (30) days prior to the effective date of the termination; or (2) as of the end of the month of Employee's death, or incapacity and inability to perform Employee's duties hereunder due to Employee's physical or mental illness (the "Termination").  The Term of this Agreement may be extended only: (1) by the written agreement of Employee and Silverleaf; or (2) by Silverleaf, in its sole discretion, by the giving of written notice to Employee of a one (1) year extension of the then Term of this Agreement, provided that Silverleaf may only exercise this option within sixty (60) days before or after January 1 of each year, the option may be exercised only once for each year and the exercise must be prior to the expiration of the then Term of this Agreement.  If Silverleaf unilaterally extends the Term as provided above, Employee, in Employee's sole discretion, may reject the extension by giving written notice to Silverleaf within thirty (30) days of the date of Silverleaf's notice of the extension, in which event the Term shall not be extended.

Section 13.            Return of Materials and Vehicles:  Employee understands and agrees that any training manuals, sales and promotional material, vehicles or other equipment provided to him or her by Silverleaf in connection with this Agreement shall remain the sole property of Silverleaf, and shall be used by the Employee exclusively for Silverleaf's benefit.  Upon termination of this Agreement, any such material, vehicles or other equipment shall be immediately returned to Silverleaf.

Section 14.             Non-Binding Alternate Dispute Resolution.  Except for actions brought by Silverleaf pursuant to Section 9 hereof:

(a)            Agreement to Utilize:  The parties shall attempt to settle any claim or controversy arising from this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation prior to the commencement of any legal action.  If such attempts fail, then the dispute shall be mediated by a mutually-accepted mediator to be chosen by the parties within forty-five (45) days after written notice demanding mediation is sent by one party to the other party.  Neither party may unreasonably withhold consent to the selection of a mediator, and the parties shall share the costs of the mediation equally.  By mutual written agreement, however, the parties may postpone mediation until they have completed some specified but limited discovery regarding the dispute.  The parties may also agree to replace mediation with any other form of alternate dispute resolution ("ADR") available in Texas, such as a mini-trial or arbitration.

(b)            Failure to Resolve:  Any dispute which the Parties cannot resolve through negotiation, mediation or any other form of ADR, within six (6) months of the date of the initial demand for mediation, may then be submitted to the appropriate court for resolution.  The use of negotiation, mediation, or any other form of ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

Section 15.            Waiver.  Silverleaf's failure at any time to require performance by Employee of any of the provisions hereof shall not be deemed to be a waiver of any kind nor in any way affect the rights of Silverleaf thereafter to enforce the provisions hereof.  In the event that either party to this Agreement waives any provision of this Agreement or any rights concerning any breach or default of the other party hereto, such waiver shall not constitute a continuing waiver of any such provision or breach or default of the other party hereto.

Section 16.             Successors, Assignability.

(a)            Silverleaf Successors:  The provisions of this Agreement shall inure to the benefit of and be binding upon Silverleaf, its successors, assigns and other affiliated entities, including, but not limited to, any corporation or other entity which may acquire all or substantially all of Silverleaf's assets or with or into which Silverleaf may be consolidated, merged or reorganized.  Upon any such merger, consolidation or reorganization, the term "Silverleaf" as used herein shall be deemed to refer to any such successor.

(b)            No Assignment by Employee:  The parties hereto agree that Employee's services hereunder are personal and unique, and that Silverleaf is executing this Agreement in reliance thereon.  This Agreement shall not be assignable by Employee.

Section 17.            Severability.  If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but shall be deemed stricken and severed from this Agreement and the remaining terms of this Agreement shall continue in full force and effect.

Section 18.            Governing Law and Venue.  This Agreement shall be deemed to have been made and entered into in the State of Texas and its validity, construction, breach, performance and operation shall be governed by the laws of that state.  The obligations hereunder of Silverleaf shall be performable in Dallas County, Texas, and venue for any suit involving this Agreement shall lie exclusively in Dallas County, Texas.

Section 19.            Entire Understanding.  This Agreement sets forth the entire understanding between the parties with respect to the employment of Employee, and no other representations, warranties or agreements whatsoever have been made by Silverleaf to Employee.  Further, this Agreement may not be modified or amended except by another instrument in writing executed by both of the parties.

Section 20.            Notices.  All notices and communications under this Agreement shall be sent to the parties at the following addresses or such other addresses that the parties may subsequently designate in writing.

(a)            Silverleaf:

 Silverleaf Resorts, Inc.
 Attention:  Robert E. Mead, Chief Executive Officer
 1221 River Bend, Suite 120
 Dallas, Texas 75247

(b)            Employee:

 Thomas J. Morris
 819 Equestrian Drive
 Rockwall, TX   75032

Section 21.            Section Headings.  Section and paragraph headings are inserted herein only for convenience and shall not be used to interpret any of the provisions hereof.

Section 22.            Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same original.

Section 23.            Effective Date.  This Agreement is executed on the date set forth below, but shall be effective as of March 4, 2008 (the "Effective Date").

Dates of Execution:	"SILVERLEAF"
SILVERLEAF RESORTS, INC.

March 31, 2008	By:	/S/ ROBERT E. MEAD
ROBERT E. MEAD, Chief Executive Officer

"EMPLOYEE"

March 31, 2008	/S/ THOMAS J. MORRIS
THOMAS J. MORRIS